EXHIBIT 99.1

                                                                    NEWS RELEASE
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LOGO MARKEL CORPORATION
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4521 Highwoods Parkway, Glen Allen, VA 23060      P.O. Box 2009, Glen Allen. VA 23058-2009
(804) 747-0136  (800) 446-6671  Fax: (804) 965-1600  www.markelcorp.com
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                         MARKEL REPORTS STRONG EARNINGS

FOR IMMEDIATE RELEASE                                    CONTACT: BRUCE KAY
                                                         TELEPHONE: 804-747-0136
         Richmond, VA, April 29, 2003 --- (NYSE - MKL) Markel Corporation reported net income of $3.70 per diluted share for the quarter ended March 31, 2003 compared to net income of $1.73 per diluted share for the first quarter of 2002. Strong underwriting profits drove the increase in 2003 earnings. The combined ratio was 96% for the first quarter of 2003 compared to a combined ratio of 102% for the same period in 2002. Alan I. Kirshner, Chairman and Chief Executive Officer, commented, "Our North American results were excellent and we continued our steady march to underwriting profitability in London. Pricing remains strong in all our markets. We are off to a marvelous start to 2003 and are encouraged by our building momentum."

         In evaluating its operating performance, the Company focuses on core underwriting and investing results (core operations) before consideration of realized gains or losses and amortization expenses (these measures do not replace operating income or net income computed in accordance with generally accepted accounting principles as a measure of profitability). The Company believes that this measure provides meaningful information about the performance of its core underwriting and investing activities. The Company's definition of core operations may not be comparable to that used by other companies. Following is a comparison of 2003 and 2002 results on a per diluted share basis, except for book value per common share outstanding (shares in thousands).

                                                  Quarter Ended
                                                    March 31,
                                                    ---------
                                             2003               2002
                                        --------------    ----------------
Core operations                               $3.44              $1.54
Realized gains                                  .43                .37
Amortization expense                           (.17)              (.18)
                                        --------------    ----------------
Diluted net income                            $3.70              $1.73
                                        ==============    ================


Weighted average
     diluted shares                           9,856              9,852
                                        ==============    ================


                                           March 31,        December 31,
                                             2003              2002
                                        --------------    ----------------
Book value per common
 share outstanding                          $119.72            $117.89
                                        ==============    ================

Common shares outstanding                     9,840              9,832
                                        ==============    ================

                                       1
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         First quarter 2003 income from core operations was $3.44 per share compared to income from core operations of $1.54 per share in 2002. The 2003 improvement was primarily due to strong underwriting performance in the Excess and Surplus Lines (E&S) segment and improved underwriting results in our London Insurance Market segment. The Company reported a combined ratio of 96% in the first quarter of 2003 compared to a combined ratio of 102% in 2002.

         Book value per common share outstanding increased to $119.72 at March 31, 2003 from $117.89 at December 31, 2002. The 2003 increase was primarily the result of $36.4 million of net income partially offset by $19.7 million of net unrealized investment losses, net of taxes, during the quarter.

                                         -Premium Analysis-
                                       Quarter Ended March 31,
                                       (Dollars in thousands)
                         ------------------------------------------------
                         Gross Written Premiums        Earned Premiums
                            2003       2002            2003       2002
                         ---------- ----------      ---------- ----------
Excess and Surplus Lines  $365,609   $280,942        $236,674   $157,128
Specialty Admitted          57,738     46,522          54,658     39,161
London Insurance Market    199,690    170,959         134,238    122,575
Other                       21,699     20,223           6,783      8,675
                         ---------- ----------      ---------- ----------
     Total                $644,736   $518,646        $432,353   $327,539
                         ========== ==========      ========== ==========

         For the quarter ended March 31, 2003, E&S and Specialty Admitted gross written premiums increased 30% and 24%, respectively, due to increased submission activity and price increases across all business units. Writings in the London Insurance Market increased 17% and continued to meet the Company's expectations both in terms of volume and price increases achieved. Other consisted primarily of Corifrance's writings in 2003 and 2002.

                                      -Quarterly Combined Ratio Analysis-
                                      -----------------------------------
                                                 Quarter Ended
                                                   March 31,
                                             2003              2002
                                      ----------------- -----------------
Excess and Surplus Lines                     88%               95%
Specialty Admitted                           98%               99%
London Insurance Market                     103%              110%
Other                                       223%              144%
Consolidated                                 96%              102%

         The E&S segment continued to produce strong underwriting profits in the first quarter of 2003. The significant improvement in 2003 primarily resulted from reduced loss ratios in all units as the impact of improved pricing, more restrictive coverage and better risk selection over the past several years began to emerge. In addition, the E&S segment expense ratio continued to benefit from lower commissions and additional premium volume.

                                       2
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           The Specialty Admitted segment produced improved underwriting profits in the first quarter of 2003. The segment benefited from an improved expense ratio due to higher volume in the first quarter. The Company continues to work to increase prices and reduce expenses in the Specialty Admitted segment in order to increase underwriting profits.

         The combined ratio for the London Insurance Market segment continued to improve in the first quarter of 2003. The segment's combined ratio has steadily improved in each of the last five quarters. This improvement has resulted from a combination of lower loss ratios due to improved risk selection, pricing and the appropriate use of reinsurance and lower expense ratios due to lower commissions and expense control.

           The underwriting loss from Other, which includes discontinued lines of business, increased to $8.3 million in the first quarter of 2003 compared to $3.8 million in 2002. The increase was primarily due to an increase in the allowance for potentially uncollectible reinsurance related to the Company's discontinued operations. The Company's action was the result of the weakened financial condition of certain reinsurance market participants.

           The Company anticipates that all segments of the specialty insurance marketplace in which it competes will continue to provide a favorable environment for its operations. For 2003 budgeting purposes, the Company anticipates gross premium growth of 15%, with domestic operations slightly higher and international operations slightly lower. Management continues to believe that this is a reasonable growth forecast for the full year. All of the Company's insurance operations continue to achieve significant rate increases.

           Net investment income for the first quarter of 2003 was $45.2 million compared to $41.5 million in the prior year. In 2003, a larger investment portfolio offset lower investment yields. During the first quarter of 2003, the Company added approximately $50 million on a cost basis to the equity investment portfolio. To the extent that the Company allocates additional funds to the equity portfolio in order to maximize long-term investment returns, current investment yields will decrease. In the first quarter of 2003, the Company recognized $6.5 million of net realized gains compared to $5.6 million of net realized gains in 2002. Variability in the timing of realized and unrealized investment gains and losses is to be expected.

         Amortization of intangible assets was $2.6 million in the first quarter of 2003 compared to $2.8 million last year. Intangible assets, other than goodwill, will be fully amortized by the end of the second quarter of 2003.

         For the quarter ended March 31, 2003, the Company's effective tax rate decreased to 33% from 37% in the first quarter of 2002. The decrease was due to the elimination during 2002 of nondeductible interest expense and due to increased investment allocations to state and municipal securities, which are exempt from U.S. federal taxation.

         Comprehensive income was $18.7 million for the first quarter of 2003 compared to comprehensive income $4.3 million in 2002. The improvement in 2003 was primarily due to higher net income partially offset by a decrease in net unrealized investment gains compared to 2002. The Company reported net unrealized gains, net of taxes, on its fixed maturity and equity investments of $159.4 million at March 31, 2003 compared to $179.2 million at December 31, 2002.

         During the first quarter of 2003, the Company's investment portfolio increased 2% to $4.4 billion from $4.3 billion at December 31, 2002. Cash flows from operations were approximately $104 million for the first quarter of 2003 compared to approximately $51 million in 2002.

         During February 2003, the Company issued $200 million of 6.80% unsecured senior notes, due February 15, 2013. Shortly after the end of the first quarter, the Company issued an additional $50 million of these securities. Net proceeds were used to repay $175.0 million outstanding under the Company's revolving credit facility. In addition, the issue provides funding for $67.0 million of notes that mature on November 1, 2003.

           This is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. It also contains general cautionary statements regarding the Company's business, estimates and management assumptions. Future actual results may materially differ from those in these statements because of many factors. Among other things, the impact of the events of September 11, 2001 will depend on the number of insureds and reinsureds affected by the events, the amount and timing of losses incurred and reported and questions of how coverage applies. The occurrence of additional terrorist activities could have a material impact on the Company and the insurance industry. The Company's anticipated premium growth and anticipated improvements in underwriting profitability are based on current knowledge and assumes no man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions. Recently enacted legislation requires the Company to offer terrorism insurance. The potential impact of this legislation cannot be determined at this time. Changing legal and social trends and inherent uncertainties in the loss estimation process can adversely impact the adequacy of loss reserves and the allowance for reinsurance recoverables. In addition, industry and economic conditions can affect the ability and/or willingness of reinsurers to pay balances due. The Company continues to closely monitor discontinued lines and related reinsurance programs and exposures. Adverse experience in these areas could lead to additional charges. Regulatory actions can impede the Company's ability to charge adequate rates and efficiently allocate capital. Economic conditions, interest rates and foreign exchange rate volatility can have a significant impact on the market value of fixed maturity and equity investments as well as the carrying value of other assets and liabilities. The Company's premium growth, underwriting and investment results have been and will continue to be potentially materially affected by these factors. Additional factors, which could affect the Company, are discussed in the Company's reports on Forms 8-K, 10-Q and 10-K. By making these forward looking statements, the Company is not intending to become obligated to publicly update or revise any forward looking statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward looking statements, which speak only as at their dates.

                                       4
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         The quarterly conference call, which will involve discussion of the first quarter financial results and may include forward-looking information, will be held Wednesday, April 30th, 2003 at approximately 10:30 a.m. Eastern Daylight Savings time. Any person interested in listening to the call, or a replay of the call, which will be available approximately two hours after the conclusion of the call until Friday, May 9, 2003, should contact Markel's Investor Relations Department at 804-747-0136. Investors, analysts and the general public may also listen to the call free over the Internet through Markel Corporation's corporate web site, www.markelcorp.com. A replay of the call will also be available on this web site until Friday, May 9, 2003.

         The webcast, the conference call and the content and permitted replays or rebroadcasts thereof, are the exclusive copyrighted property of Markel Corporation and may not be copied, taped, rebroadcast, or published in whole or in part without the express written consent of Markel Corporation.

                                 * * * * * * * *

         Markel Corporation markets and underwrites specialty insurance products and programs to a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.


                                       5
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                                      MARKEL CORPORATION AND SUBSIDIARIES

                        Consolidated Statements of Operations and Comprehensive Income

                                                                                Three Months Ended
                                                                                     March 31,
                                                                ---------------------------------------------
                                                                         2003                     2002
                                                                  ----------------         ----------------
                                                                (dollars in thousands, except per share data)


OPERATING REVENUES
Earned premiums ................................................  $        432,353         $        327,539
Net investment income...........................................            45,233                   41,464
Net realized gains from investment sales .......................             6,471                    5,624
                                                                  ----------------         ----------------
      Total Operating Revenues .................................           484,057                  374,627
                                                                  ----------------         ----------------

OPERATING EXPENSES
Losses and loss adjustment expenses ............................           280,019                  234,456
Underwriting, acquisition and insurance
      expenses .................................................           135,636                  101,249
Amortization of intangible assets ..............................             2,629                    2,797
                                                                  ----------------         ----------------
      Total Operating Expenses .................................           418,284                  338,502
                                                                  ----------------         ----------------
      Operating Income .........................................            65,773                   36,125
Interest expense ...............................................            11,395                    9,081
                                                                  ----------------         ----------------
      Income Before Income Taxes ...............................            54,378                   27,044
Income tax expense .............................................            17,945                   10,007
                                                                  ----------------         ----------------
       Net Income ..............................................  $         36,433         $         17,037
                                                                  ================         ================


OTHER COMPREHENSIVE INCOME
Unrealized losses on securities, net of taxes
       Net holding losses arising during the period ............  $        (15,529)        $         (8,579)
       Less reclassification adjustments for gains
         included in net income ................................            (4,206)                  (3,655)
                                                                  ----------------         ----------------
      Net unrealized losses.....................................           (19,735)                 (12,234)
Currency translation adjustments, net of taxes .................             1,984                     (498)
                                                                  ----------------         ----------------
       Total Other Comprehensive Loss...........................           (17,751)                 (12,732)
                                                                  ----------------         ----------------
       Comprehensive Income ....................................  $         18,682         $          4,305
                                                                  ================         ================

NET INCOME PER SHARE
     Basic .....................................................            $ 3.70                   $ 1.74
     Diluted ...................................................            $ 3.70                   $ 1.73
                                                                  ================         ================



Selected Data                                                         March 31,               December 31,
                                                                  ------------------------------------------
(dollars and shares in thousands, except per share data)                 2003                     2002
------------------------------------------------------------------------------------------------------------
Total investments and cash                                        $      4,417,614         $      4,314,152
Reinsurance recoverable on paid and unpaid losses                        1,647,026                1,730,879
Intangible assets                                                          358,815                  361,444
Total assets                                                             7,504,808                7,408,560
Unpaid losses and loss adjustment expenses                               4,387,646                4,366,803
Unearned premiums                                                          992,468                  937,364
Convertible notes payable                                                   87,218                   86,109
Long-term debt                                                             427,831                  404,384
8.71% Capital Securities                                                   150,000                  150,000
Total shareholders' equity                                               1,177,997                1,159,111
Book value per share                                              $         119.72         $         117.89
Common shares outstanding                                                    9,840                    9,832
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                                                      6


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                                    Markel Corporation
                               Segment Reporting Disclosures
                      For the Quarters Ended March 31, 2003 and 2002


                              Segment Gross Written Premium

                                                             Quarter Ended March 31,
-------------------------------------------------------------------------------------------
 (dollars in thousands)                                  2003                   2002
-------------------------------------------------------------------------------------------
Excess and Surplus Lines                          $        365,609       $        280,942
Specialty Admitted                                          57,738                 46,522
London Insurance Market                                    199,690                170,959
Other                                                       21,699                 20,223
-------------------------------------------------------------------------------------------
             Consolidated                         $        644,736       $        518,646
===========================================================================================

                                Segment Net Written Premium

                                                             Quarter Ended March 31,
-------------------------------------------------------------------------------------------
 (dollars in thousands)                                  2003                   2002
-------------------------------------------------------------------------------------------
Excess and Surplus Lines                          $        255,695       $        190,599
Specialty Admitted                                          53,467                 43,928
London Insurance Market                                    147,720                117,115
Other                                                       18,081                 22,474
-------------------------------------------------------------------------------------------
             Consolidated                         $        474,963       $        374,116
===========================================================================================

                                     Segment Revenues

                                                             Quarter Ended March 31,
-------------------------------------------------------------------------------------------
 (dollars in thousands)                                  2003                   2002
-------------------------------------------------------------------------------------------
Excess and Surplus Lines                          $        236,674       $        157,128
Specialty Admitted                                          54,658                 39,161
London Insurance Market                                    134,238                122,575
Investing                                                   51,704                 47,088
Other                                                        6,783                  8,675
-------------------------------------------------------------------------------------------
             Consolidated                         $        484,057       $        374,627
===========================================================================================

                                   Segment Profit (Loss)

                                                             Quarter Ended March 31,
-------------------------------------------------------------------------------------------
 (dollars in thousands)                                  2003                   2002
-------------------------------------------------------------------------------------------
Excess and Surplus Lines                          $         27,803       $          7,298
Specialty Admitted                                             989                    351
London Insurance Market                                     (3,756)               (11,993)
Investing                                                   51,704                 47,088
Other                                                       (8,338)                (3,822)
-------------------------------------------------------------------------------------------
             Consolidated                         $         68,402       $         38,922
===========================================================================================

                                     Combined Ratios

                                                             Quarter Ended March 31,
-------------------------------------------------------------------------------------------
                                                         2003                   2002
-------------------------------------------------------------------------------------------
Excess and Surplus Lines                                       88%                    95%
Specialty Admitted                                             98%                    99%
London Insurance Market                                       103%                   110%
Other                                                         223%                   144%
             Consolidated                                      96%                   102%
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